Exhibit 99.1

First National Reports Strong Growth for First Quarter 2007 as Total Assets
Exceed $500 Million

          SPARTANBURG, S.C., April 11 /PRNewswire-FirstCall/ -- First National Bancshares, Inc. (Nasdaq: FNSC), the bank holding company for First National Bank of the South, today reported earnings of $852,000, for the first quarter ending March 31, 2007, an increase of 22.2% over net income of $697,000 reported for the same period in 2006.  Earnings per diluted share for the quarter were $0.19 compared to $0.16 per diluted share for the same period last year, which is an increase of 18.8%.  These amounts reflect the 7% stock dividend distributed on March 30, 2007.

          Total assets exceeded $500 million during the quarter and were at $508.5 million as of March 31, 2007, an increase of $149.3 million or 41.6% from $359.2 million as of March 31, 2006.  Total loans were $404.2 million, an increase of $116.2 million, or 40.3%, from $288.0 million as of March 31, 2006.  Deposits were $408.7 million as of March 31, 2007, compared to $294.3 million on March 31, 2006, an increase of $114.4 million, or 38.8%.

          Jerry L. Calvert, President and CEO, said, “Our growth continues to be driven by loan demand in all of our market areas.  We are pleased to have achieved increases in net income and earnings per share despite intense competition on pricing of loans and deposits within our markets.  In addition, we have surpassed a major milestone for any community bank by exceeding $500 million in total assets during the quarter.”

          Mr. Calvert stated, “Although we are seeing some upward pressure on our cost of funds, we currently do not anticipate any softening in the competition for loans and deposits nor in the pressure it continues to place on the operating results for us and our competitors.  We expect to see growth in our core deposits with the opening of two new full-service branches in the next six months as well as the relocation of the Greenville temporary branch to its permanent location on Pelham Road that should allow us to reduce our reliance on higher cost wholesale funding and time deposits.”

          Mr. Calvert continued, “As we begin our eighth year of banking operations, we are excited about our future prospects for earnings and asset growth.  We plan to open our new operations center in Spartanburg later this month.  In addition, we plan to continue focusing on our expansion strategy.  We expect to open a new branch in Greer, South Carolina this summer and a new branch on East Bay Street in downtown Charleston later this month, bringing our total number of full-service branches to seven.  We plan to devote additional resources to grow our customer base in these new markets, as well as our existing markets, and we are continuously reviewing various alternatives to secure additional capital to support our growth.”

          The primary reason for the growth in earnings during the first quarter of 2007 is the increase in net interest income for the quarter of 31.6%, or $951,000, over the same period in 2006.  This increase was primarily due to an increase of $131.1 million in average earning assets since the same period in 2006, partially offset by the reduction in our net interest margin.  The net interest margin decreased by 21 basis points from 3.66% to 3.45% for the first quarter of 2006 and 2007, respectively.  The decrease in the net interest margin is primarily attributable to the repricing of time deposits at proportionately higher rates due to the increases in the prime rate that have occurred since these deposits were originated.  Since the last increase in the prime rate during the summer of 2006, the loan portfolio yield has remained relatively stable since the majority of our loans are at floating rates.

          Credit quality continues to be consistent with prior periods which is reflected in the low net charge-offs to average loans ratio for the quarter of less than 0.01%.  However, since December 31, 2006, we have placed an additional $3.35 million in loans on nonaccrual status.  These loans are centered primarily in three individual loans comprising one loan relationship totaling $3.0 million which is secured by real estate.  Including this one relationship, at March 31, 2007, we had $3.8 million in nonperforming loans, and our nonperforming assets to total assets ratio was 0.75%.  Based on our evaluation and assessment, we do not anticipate any loss on this relationship or any of our other nonaccrual loans in the future.  In addition, management has allocated specific reserves to its nonaccrual loans that it believes would offset potential losses, if any, arising from less than full recovery of the loans from the supporting collateral.

          The efficiency ratio increased to 64.3% in the first quarter of 2007. This increase is due to noninterest expense increasing by $845,000, or 39.7%, over the same period last year, while net interest income and noninterest income experienced relatively smaller percentage increases of 31.6% and 28.8%, respectively.  This result has occurred primarily due to additional expenses that have been incurred as a result of continued expansion through branching and loan production offices, as well as the corresponding increase in supporting infrastructure.  In addition, we began to incur fixed general and administrative expenses related to our wholesale mortgage division formed on January 29, 2007.

          Mr. Calvert stated, “We are pleased with how smoothly the addition of the wholesale mortgage team to our bank has gone.  We are making excellent progress toward the full integration of this division into our day-to-day banking operations.  We anticipate that the fixed costs of operating this division will be completely offset by interest and fee income earned on the division’s residential mortgage loan production sometime during the second quarter.”

          First National Bancshares, Inc. (Nasdaq: FNSC) is a $500-million asset bank holding company based in Spartanburg, South Carolina. Its stock is traded on the NASDAQ Global Market under the symbol FNSC. It was incorporated in 1999 to conduct general banking business through its wholly-owned bank subsidiary, First National Bank of the South.

          COMPANY HIGHLIGHTS

          First National Bank of the South provides a wide range of financial services to consumer and commercial customers through three divisions. The banking division operates five full-service offices, three in Spartanburg County operating as First National Bank of Spartanburg, and two operating as First National Bank of the South in Mount Pleasant and Greenville, with plans to open its sixth full-service branch at 140 East Bay Street in downtown Charleston, South Carolina, in April 2007. First National operates loan production offices in Greenville, Columbia, Daniel Island and Rock Hill, South Carolina.  First National has also received approval from the Office of the Comptroller of the Currency to open its seventh full-service branch in Greer, South Carolina.

          The small business lending division operates in the Greenville loan production office under the name First National Business Capital and provides small business lending services to customers in the Carolinas and Georgia. The wholesale mortgage lending division provides services to community banks and mortgage brokers across the Southeast from its office on North Main Street in Greenville.  First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available online in the Investor Relations section of http://www.firstnational-online.com.

          Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations and confidence in our loan quality, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, construction delays and greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see First National’s filings with the Securities and Exchange Commission.

          Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

First National Bancshares, Inc.
Summary Quarterly Financial Data (unaudited)
(Dollars in thousands, except per share data)

	For Three Months Ended March 31,
			Increase/ (Decrease)
	2007	2006

Income Statement Data:
Interest income	$8,895	$5,860	51.8%
Interest expense	4,939	2,855	73.0%
Net interest income	3,956	3,005	31.6%
Provision for loan losses	339	343	(1.2)%
Net interest income after provision for loan losses	3,617	2,662	35.9%
Noninterest income	666	517	28.8%
Noninterest expense	2,972	2,127	39.7%
Income before income taxes	1,311	1,052	24.6%
Income tax expense	459	355	29.3%
Net income	$852	$697	22.2%
Selected Performance Ratios (annualized):
Net interest margin	3.45%	3.66%	(5.7)%
Return on average assets	0.72%	0.82%	(12.2)%
Return on average equity	12.44%	12.34%	0.8%
Efficiency ratio	64.32%	60.37%	6.5%
Per Share Data and Shares Outstanding (1):
Net income - basic	$0.23	$0.20	15.0%
Net income - diluted	$0.19	$0.16	18.8%
Book value per share	$7.50	$6.35	18.1%
Weighted average shares outstanding:
Basic	3,701,653	3,562,729	3.9%
Diluted	4,416,110	4,390,683	0.6%
Shares outstanding at period end	3,704,703	3,583,116	3.4%

	As of March 31,

	2007	2006

Balance Sheet Data:
Total assets	$508,511	$359,181	41.6%
Loans, net of unearned income (2)	404,160	287,987	40.3%
Loans held for sale	12,726	—	100.0%
Allowance for loan losses	4,119	3,014	36.7%
Securities available for sale	65,529	46,178	41.9%
Deposits	408,678	294,352	38.8%
Borrowings	54,780	26,415	107.4%
Junior subordinated debentures	13,403	13,403	—
Shareholders’ equity	$27,795	$22,745	22.2%
Equity to assets ratio	5.47%	6.33%	(13.6)%
Loans to deposits	98.90%	97.84%	1.1%
Asset Quality Data:
Nonaccrual loans	$3,828	$349	996.8%
OREO	—	—	—
Total NPA	$3,828	$349	996.8%
Asset Quality Ratios:
Nonperforming loans to total loans (2)	0.95%	0.12%	691.7%
Nonperforming loans to total assets	0.75%	0.10%	650.0%
Net chargeoffs to average total loans (2)	< 0.01%	0.07%	(85.7)%
Allowance for loan losses to nonperforming loans	107.60%	863.61%	(87.5)%
Allowance for loan losses to total loans (2)	1.02%	1.05%	(2.9)%

(1)	All share amounts reflect the 3 for 2 stock split distributed on January 18, 2006, the 6% stock dividend distributed on May 16, 2006, and the 7% stock dividend distributed on March 30, 2007.
(2)	Total loans include nonperforming loans.

SOURCE  First National Bancshares, Inc.
          -0-                                                        04/11/2007
          /CONTACT:  Jerry L. Calvert, +1-864-594-5690 (Work), +1-864-590-8858 (Cell)/
          /Web site:  http://www.firstnational-online.com /